Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this registration statement of Whole Earth Brands, Inc. on Form S-1 of our report dated March 30, 2020, except as to Note 7, as to which the date is May 8, 2020, with respect to our audit of the financial statements of Act II Global Acquisition Corp. as of December 31, 2019 and for the year then ended, which report appears in the prospectus, which is part of this registration statement. We were dismissed as auditors on June 30, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 24, 2020